Exhibit 99.2

Contact:                      Randall J. Larson, President/CFO
Frederick W. Boutin, Treasurer/SVP
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES
COMMON UNIT REPURCHASE PROGRAM

Monday, May 7, 2007	Immediate Release

Denver, Colorado— TransMontaigne Partners L.P. (NYSE:TLP) announced today that it has authorized a program for the repurchase, from time to time, of outstanding common units of the Partnership for purposes of covering previous grants of restricted phantom units under the Partnership’s Long-Term Incentive Plan to non-officer directors of its general partner.  As of May 7, 2007, the Partnership has 10,000 restricted phantom units outstanding that were granted on March 31, 2007 to the non-officer directors of our general partner.  The repurchase program is expected to begin during July 2007.  The Partnership anticipates repurchasing annually up to 10,000 of its outstanding Common Units for this purpose. To implement the program, an affiliate of TransMontaigne Partners L.P. will enter into a purchase plan pursuant to Rules 10b5-1 and 10b-18 under the Securities Exchange Act of 1934 (the “10b5-1 Plan”).  Purchases will be effected by a broker and will be based upon the guidelines and parameters of the 10b5-1 Plan.  There is no guarantee as to the exact number of common units that will be repurchased under the 10b5-1 Plan, and the purchases may be discontinued at any time.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and transportation company with operations along the Gulf Coast, in Brownsville, Texas, along the Mississippi and Ohio Rivers and in the Midwest.   We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined products, heavy refined products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on the Partnership’s website:   www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

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1670 Broadway • Suite 3100 • Denver, CO   80202 • 303-626-8200 (phone) • 303-626-8228 (fax)
Mailing Address:  P. O. Box 5660 • Denver, CO   80217-5660
www.transmontaignepartners.com